UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 19, 2005
SWIFT TRANSPORTATION CO., INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-18605	86-0666860

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043

(Address of Principal Executive Offices)	(Zip Code)
(602) 269-9700

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On September 19, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Swift Transportation Co., Inc. accelerated the vesting of all outstanding and unvested stock options. The 7.5 million stock options being accelerated have an average exercise price of $17.60 and 3.8 million of these options have an exercise price above $18. Of the total, 4.1 million stock options were originally awarded at a discount from fair market value on the award date. The discounted options are now retroactively subject to new tax regulations regarding deferred compensation which impose a 20% excise tax to income created by the exercise of these options after December 31, 2005. Included in the accelerated options are 1.9 million options held by the Company’s executive officers with an average exercise price of $18.35, of which 976,000 options have an exercise price above $18. The vesting periods for stock options held by the non-employee members of the Board of Directors have not been accelerated.
In connection with acceleration of the vesting periods, the Company has imposed (i) a holding period that will require all executive officers of the Company not to sell shares acquired through the exercise of an option for which the vesting has been accelerated (other than the sale of shares needed to cover the exercise price and satisfy related tax obligations) and (ii) stock ownership requirements applicable to all executive officers of the Company. The holding period is not applicable to discounted options.
The Company believes the acceleration of the vesting of its stock options will yield long term benefits as the estimated expense associated with these options under the new accounting rules required by FASB 123(R) would have been a total of $72 million over the next nine years. Through acceleration of the discounted stock options, the Company both significantly reduces its total compensation expense and assists employees in responding to the new tax regulations.
Also, in connection with the acceleration of the stock options, the Compensation Committee of the Company’s Board of Directors is modifying the structure of its compensation program to reduce the number of stock options awarded in the future, to reduce the number of employees eligible for awards and to incorporate a restricted stock element that includes performance standard objectives. The Company anticipates the combined total of stock options and performance shares awarded in 2006 will be between 600,000 and 750,000 compared to an average annual award of 2.4 million over the last three years. The Company expects to continue its existing Employee Stock Purchase Plan which allows all of its full-time employees to periodically buy stock in the Company.
Item 2.06. Material Impairments
On September 19, 2005, the Company identified certain trailers that will no longer be utilized by the Company. The majority of these trailers are specialized equipment and the Company expects to record an expense of $6.5 million in the third quarter of 2005 to reduce the carrying value of these assets to their fair value less costs to sell.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
The Company’s Corporate Controller has assumed a new position within the Company and his previous daily responsibilities have been assigned to two individuals. The role of Principal Accounting Officer has been assumed, on an interim basis, by Glynis Bryan, the Company’s current Chief Financial Officer. Additional information about Ms. Bryan is contained in the Company’s 2005 Proxy Statement on file with the Securities and Exchange Commission.
Item 8.01. Other Events.
Stock Repurchase Program
The Company has adopted a new repurchase program, under which it may acquire its common stock using the proceeds received from the exercise of stock options to minimize the dilution from the exercise of stock options. The purchases will be made in accordance with SEC rules 10b5-1 and 10b-18, which limit the amount and timing of repurchases and removes any discretion with respect to purchases on the part of the Company.
SEC Investigation Update
The Company has been advised by the Securities and Exchange Commission (“SEC”) that no action will be taken against the Company in connection with the SEC’s formal investigation into certain stock trades by insiders in the first half of 2004.
The Company also understands that the SEC investigation will be terminated and that, other than as described below, no action will be taken by the SEC against any insider of the Company.

The Company’s Chairman and Chief Executive Officer, Jerry Moyes, has agreed, without admitting or denying the SEC’s claims, to settle matters raised by the SEC by agreeing to disgorgement of trading profits plus interest, payment of a civil penalty equal to the same amount, and the entry of a decree permanently enjoining him from violating securities laws.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWIFT TRANSPORTATION CO., INC.
Date: September 23, 2005	By:	/s/ Glynis A. Bryan
Glynis A. Bryan
Executive Vice President and Chief Financial Officer